SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Grifols S.A.

(Name of Issuer)

COMMON STOCK, $.001 PER SHARE

(Title of Class of Securities)

398438309

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 398438309	Page 2 of 24 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Balanced Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 7,901,502 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 7,901,502 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,901,502 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.89%
12	TYPE OF REPORTING PERSON* OO

Page 2 of 24 Pages

CUSIP No. 398438309	Page 3 of 24 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Institutional Partners Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 117,880 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 117,880 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 117,880 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .05%
12	TYPE OF REPORTING PERSON* OO

Page 3 of 24 Pages

CUSIP No. 398438309	Page 4 of 24 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Lyxor/Visium Institutional Partners Fund Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey, Channel Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 23,862 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 23,862 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,862 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .01%
12	TYPE OF REPORTING PERSON* OO

Page 4 of 24 Pages

CUSIP No. 398438309	Page 5 of 24 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Credit Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,537,373 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 3,537,373 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,537,373 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.56%
12	TYPE OF REPORTING PERSON* OO

Page 5 of 24 Pages

CUSIP No. 398438309	Page 6 of 24 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) LumX Visium Credit Fund Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey, Channel Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 779,266 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 779,266 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 779,266 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .34%
12	TYPE OF REPORTING PERSON* OO

Page 6 of 24 Pages

CUSIP No. 398438309	Page 7 of 24 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Global Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 147,918 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 147,918 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 147,918 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .07%
12	TYPE OF REPORTING PERSON* OO

Page 7 of 24 Pages

CUSIP No. 398438309	Page 8 of 24 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Catalyst Credit Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON* OO

Page 8 of 24 Pages

CUSIP No. 398438309	Page 9 of 24 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Asset Management, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 12,727,801 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 12,727,801 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,727,801 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.61%
12	TYPE OF REPORTING PERSON* IA

Page 9 of 24 Pages

CUSIP No. 398438309	Page 10 of 24 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) JG Asset, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 12,727,801 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 12,727,801 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,727,801 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.61%
12	TYPE OF REPORTING PERSON* HC

Page 10 of 24 Pages

CUSIP No. 398438309	Page 11 of 24 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Jacob Gottlieb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 12,727,801 (See Item 4)
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 12,727,801 (See Item 4)
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,727,801 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.61%
12	TYPE OF REPORTING PERSON* IN

Page 11 of 24 Pages

CUSIP No. 398438309	Page 12 of 24 Pages

Item 1	(a)	Name of Issuer:

Grifols S.A.

	(b)	Address of Issuer’s Principal Executive Offices:

Calle Jesus y Maria, 6 08022 Barcelona, Spain

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1)     Visium Balanced Master Fund, Ltd., a Cayman Islands corporation (“VBMF”), with its principal business office at Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

(2)     Visium Institutional Partners Master Fund, Ltd., a Cayman Islands corporation (“VIPF”), with its principal business office at Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

(3)     Lyxor/Visium Institutional Partners Fund Limited, a Jersey, Channel Islands corporation (“LVIPF”), with its principal business office at Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

(4)     Visium Credit Master Fund, Ltd., a Cayman Islands corporation (“VCFM”), with its principal business office at Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

(5)     LumX Visium Credit Fund Limited, a Jersey, Channel Islands corporation (“LCFL”), with its principal business office at Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

(6)     Visium Global Master Fund, Ltd., a Cayman Islands corporation (“VGMF”), with its principal business office at Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

(7)     Visium Catalyst Credit Master Fund, Ltd., a Cayman Islands corporation (“VCCMF”), with its principal business office at Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

Page 12 of 24 Pages

CUSIP No. 398438309	Page 13 of 24 Pages

(8)     Visium Asset Management, LP, a Delaware limited partnership (“VAM”), with its principal business office at Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

(9)     JG Asset, LLC, a Delaware limited liability company (“JG Asset”), with its principal business office c/o Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022. JG Asset is the General Partner of VAM.

(10)   Jacob Gottlieb (“Gottlieb”), a natural person, with his principal business office c/o Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022. Gottlieb is the Managing Member of JG Asset.

(d) Title of Class of Securities:

Common Stock, Par Value $.001 Per Share

(e) CUSIP Number:

398438309

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership:[1]

[1]	Note: Items (a), (c)(i) and (c)(iii) will need to be footnoted for each entity with footnote text at the end of this Item 4 to explain any warrant, conversion cap, etc. issues.

Page 13 of 24 Pages

CUSIP No. 398438309	Page 14 of 24 Pages

VBMF
	(a)	Amount Beneficially Owned:

7,901,502

	(b)	Percent of Class:

2.89%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

7,901,502 shares

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

7,901,502 shares

(iv) shared power to dispose or to direct disposition of:

None

Page 14 of 24 Pages

CUSIP No. 398438309	Page 15 of 24 Pages

VIPF
	(a)	Amount Beneficially Owned:

117,880

	(b)	Percent of Class:

.05%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

117,880 shares

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

117,880 shares

(iv) shared power to dispose or to direct disposition of:

None

LVIPF

	(a)	Amount Beneficially Owned:

23,862

	(b)	Percent of Class:

.01%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

23,862 shares

Page 15 of 24 Pages

CUSIP No. 398438309	Page 16 of 24 Pages

		(ii)	shared power to vote or to direct vote:

None

		(iii)	sole power to dispose or direct disposition of:

23,862 shares

		(iv)	shared power to dispose or to direct disposition of:

None

VCMF

	(a)	Amount Beneficially Owned:

3,537,373

	(b)	Percent of Class:

1.56%

	(c)	Number of Shares as to which person has:

		(i)	sole power to vote or to direct vote:

3,537,373 shares

		(ii)	shared power to vote or to direct vote:

None

		(iii)	sole power to dispose or direct disposition of:

3,537,373 shares

		(iv)	shared power to dispose or to direct disposition of:

None

Page 16 of 24 Pages

CUSIP No. 398438309	Page 17 of 24 Pages

LCFL

	(a)	Amount Beneficially Owned:

779,266

	(b)	Percent of Class:

.34%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

779,266 shares

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

779,266 shares

(iv) shared power to dispose or to direct disposition of:

None
VGMF

	(a)	Amount Beneficially Owned:

147,918

	(b)	Percent of Class:

.07%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

147,918 shares

Page 17 of 24 Pages

CUSIP No. 398438309	Page 18 of 24 Pages

		(ii)	shared power to vote or to direct vote:

None

		(iii)	sole power to dispose or direct disposition of:

147,918 shares

		(iv)	shared power to dispose or to direct disposition of:

None
VCCMF

	(a)	Amount Beneficially Owned:

0

	(b)	Percent of Class:

0%

	(c)	Number of Shares as to which person has:

		(i)	sole power to vote or to direct vote:

0 shares

		(ii)	shared power to vote or to direct vote:

None

		(iii)	sole power to dispose or direct disposition of:

0 shares

		(iv)	shared power to dispose or to direct disposition of:

None

Page 18 of 24 Pages

CUSIP No. 398438309	Page 19 of 24 Pages

VAM

	(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to pooled investment funds and investment adviser to separately managed accounts, VAM may be deemed to beneficially own the 12,727,801 shares of the Company’s Common Stock beneficially owned by the pooled investment vehicles and separately managed accounts.

	(b)	Percent of Class:

5.61%

	(c)	Number of Shares as to which person has:

		(i)	sole power to vote or to direct vote:

12,727,801 share

		(ii)	shared power to vote or to direct vote:

None

		(iii)	sole power to dispose or direct disposition of:

12,727,801 share

		(iv)	shared power to dispose or to direct disposition of:

None

Page 19 of 24 Pages

CUSIP No. 398438309	Page 20 of 24 Pages

JG Asset

(a)	Amount Beneficially Owned:

By virtue of its position as General Partner to VAM, JG Asset may be deemed to beneficially own the 12,727,801 shares of the Company’s Common Stock beneficially owned by VAM.

(b)	Percent of Class:

5.61%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

12,727,801 shares

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

12,727,801 shares

(iv) shared power to dispose or to direct disposition of:

None

Jacob Gottlieb

(a)	Amount Beneficially Owned:

By virtue of his position as the Managing Member of JG Asset, Gottlieb may be deemed to beneficially own the 12,727,801 shares of the Company’s Common Stock beneficially owned by JG Asset.

Page 20 of 24 Pages

CUSIP No. 398438309	Page 21 of 24 Pages

(b)	Percent of Class:

5.61%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

12,727,801 shares

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

12,727,801 shares

	(iv)	shared power to dispose or to direct disposition of:

None

	(v)	sole power to dispose or direct disposition of:

None

VAM, JG Asset and Gottlieb disclaim beneficial ownership as to the Securities, except to the extent of his or its pecuniary interests therein. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of the other individual officers and members of VBMF, VIPF, LVIPF, VCMF, LCFL, VGMF, VCCMF, VAM, or JG Asset is, for any purpose, the beneficial owner of any of the Securities.

Page 21 of 24 Pages

CUSIP No. 398438309	Page 22 of 24 Pages

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 22 of 24 Pages

CUSIP No. 398438309	Page 23 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2012

VISIUM BALANCED MASTER FUND, LTD.

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

VISIUM INSTITUTIONAL PARTNERS MASTER FUND, LTD.

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

LYXOR/VISIUM INSTITUTIONAL PARTNERS FUND LIMITED

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

VISIUM CREDIT MASTER FUND, LTD.

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

LUMX VISIUM CREDIT FUND LIMITED

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

Page 23 of 24 Pages

CUSIP No. 398438309	Page 24 of 24 Pages

VISIUM GLOBAL MASTER FUND, LTD.

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

VISIUM CATALYST CREDIT MASTER FUND, LTD.

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

VISIUM ASSET MANAGEMENT, LP

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

JG ASSET, LLC

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

JACOB GOTTLIEB

By:	/s/ Mark Gottlieb
Mark Gottlieb
Authorized Signatory

Page 24 of 24 Pages